CONSENTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the “Registration Statement”) of our report dated December 30, 2008, relating to the financial statements and financial highlights which appear in the October 31, 2008 Annual Reports to Shareholders of the Series C Portfolio, Series H Portfolio, Series M Portfolio, and Series R Portfolio (each a portfolio of the Allianz Global Investors Managed Accounts Trust, formerly known as the Fixed Income SHares Trust) which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Kansas City, Missouri
July 31, 2009